Exhibit 99.1

FOR MORE INFORMATION:

Charles Lynch

Senior Vice President, Finance and Strategy

954-384-0175, x 5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

MEDNAX Reports Third Quarter Results

FORT LAUDERDALE, Fla., November 6, 2020—MEDNAX, Inc. (NYSE: MD), the national health solutions partner specializing in prenatal, neonatal, and pediatric services, today reported a net loss of $41.0 million, or $0.49 per share for the three months ended September 30, 2020, primarily reflecting a non-cash loss on the classification of the MEDNAX Radiology Solutions medical group to assets held for sale. On a non-GAAP basis, MEDNAX reported Adjusted EPS from continuing operations of $0.37.

On September 9, MEDNAX entered into a definitive agreement to sell MEDNAX Radiology Solutions. The results for MEDNAX Radiology Solutions have been classified as discontinued operations beginning with the third quarter of 2020, and prior period results have been conformed to the current period presentation for comparison purposes. For the third quarter of 2020, MEDNAX Radiology Solutions generated net revenue and Adjusted EBITDA of $125.8 million and $21.1 million, respectively.

For the 2020 third quarter, MEDNAX reported the following results from continuing operations:

•	Net revenue of $461 million;

•	Loss of $3 million; and

•	Adjusted EBITDA of $73 million.

“We believe the meaningful recovery in patient volumes experienced during the third quarter demonstrates the critical nature of services our affiliated physicians and clinicians provide to their patients across the spectrum of women’s and children’s care,” said Mark S. Ordan, Chief Executive Officer of MEDNAX. “In addition, we achieved several important milestones, in particular our announced definitive agreement to sell MEDNAX Radiology Solutions. This transaction will enable us to focus fully on our core services within our Pediatrix and Obstetrix Medical Groups, which we believe will enable us to support our practices, grow efficiently and effectively, and drive strong bottom line results.”

Operating Results from Continuing Operations – Three Months Ended September 30, 2020

In addition to the announced agreement to sell MEDNAX Radiology Solutions, as previously disclosed, on May 6, 2020, MEDNAX completed the sale of its anesthesiology medical group, American Anesthesiology. The Company’s discussion of its results from continuing operations for the three and nine months ended September 30, 2020 and the prior-year periods excludes the operating results from these businesses. Additionally, quarterly results from continuing operations, including non-GAAP metrics and a reconciliation to the most directly comparable GAAP measures, for 2019 and 2020 are available on the Company’s website.

During the 2020 third quarter, MEDNAX’s operations continued to be impacted by reductions in patient volumes and revenue as a result of the COVID-19 pandemic, although this impact was less significant than that experienced during the first half of 2020. The impact to net revenue was relatively consistent throughout the quarter.

MEDNAX’s net revenue for the three months ended September 30, 2020 was $460.6 million, compared to $454.9 million for the prior-year period. MEDNAX’s overall same-unit revenue declined by 0.4 percent, offset by growth attributable to recent acquisitions. During the 2020 third quarter, the Company received $14.2 million from the provider relief fund established by the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, which was recorded as miscellaneous revenue and increased the Company’s same-unit revenue from net reimbursement-related factors by 3.1 percent.

Same-unit revenue attributable to patient volume decreased by 4.3 percent for the 2020 third quarter as compared to the prior-year period, and as compared to a decrease of approximately 9.0 percent for the 2020 second quarter. In each case this decline was primarily attributable to the impacts from the COVID-19 pandemic.

For the quarter, same-unit patient volumes within the Company’s hospital-based Pediatrix and Obstetrix services lines, which include neonatal intensive care unit (NICU) and other NICU related services, declined by approximately five percent.

Within hospital-based services, NICU patient days decreased by 3.9 percent for the third quarter compared to the prior-year period, which reflects lower births at the hospitals where MEDNAX-affiliated practices provide neonatology services and a lower rate of admission into the NICU, partially offset by a modest increase in average length of stay. For the 2020 third quarter, total births at the hospitals where MEDNAX-affiliated practices provide neonatology services declined year-over-year by 3.2 percent, as compared to an increase of 1.7 percent year-over-year for the 2019 third quarter.

For the quarter, same-unit patient volumes within the Company’s office-based service lines, which include maternal-fetal medicine, pediatric cardiology and other pediatric subspecialty services, declined by approximately five percent. This decline was driven by declines in pediatric cardiology and other patient volumes and only a slight decline in maternal-fetal medicine patient volumes.

Same-unit revenue from net reimbursement-related factors increased by 3.9 percent for the 2020 third quarter as compared to the prior-year period. The net increase in revenue from net reimbursement-related factors reflects funds received under the CARES Act and modest improvements in managed care contracting, partially offset by a reduction in revenue from a decrease in the percentage of services reimbursed by commercial and other non-government payors. The percentage of patients reimbursed under commercial and other non-government programs decreased by approximately 85 basis points compared with the prior-year period.

For the 2020 third quarter, practice salaries and benefits expense was $309.9 million, compared to $301.3 million for the prior-year period, an increase of $8.6 million. This increase primarily reflects approximately $6 million related to the incentive compensation impact from provider relief funds received under the CARES Act during the third quarter of 2020.

For the 2020 third quarter, general and administrative expenses were $66.3 million, as compared to $63.3 million for the prior-year period. General and administrative expenses for the 2020 third quarter include approximately $10 million in expenses incurred as part of the Company’s transitional services being provided to the buyer of American Anesthesiology, partially offset by salary and net staffing reductions. MEDNAX was reimbursed for these transition services expenses and recorded such reimbursement as a component of investment and other income within non-operating income.

As previously disclosed, MEDNAX has incurred certain expenses related to transformational and restructuring activities. For the third quarter of 2020, these expenses totaled $34.3 million, compared to $12.8 million for the third quarter of 2019. Of the expense recorded during the third quarter of 2020, $26.7 million related to executive management and board of directors restructuring, while the remainder related to third-party consulting fees, contract termination fees, and position eliminations.

Adjusted EBITDA from continuing operations, which is defined as earnings from continuing operations before interest, taxes, depreciation and amortization, and transformational and restructuring related expenses, was $72.7 million for the 2020 third quarter, compared to $69.3 million for the prior-year period. Funds received from the provider relief fund established by the CARES Act impacted Adjusted EBITDA positively by approximately $8 million for the 2020 third quarter.

Depreciation and amortization expense was $7.2 million for the third quarter of 2020 compared to $6.4 million for the third quarter of 2019.

Investment and other income was $10.5 million for the third quarter of 2020 compared to $0.8 million for the third quarter of 2019. This increase primarily represents the reimbursement related to the transition services being provided to American Anesthesiology.

Interest expense was $27.3 million for the third quarter of 2020 compared to $29.9 million for the third quarter of 2019. This decline primarily reflects lower average borrowings compared to the prior-year period.

MEDNAX generated a loss from continuing operations of $2.7 million, or $0.03 per diluted share, for the 2020 third quarter, based on a weighted average 83.9 million shares outstanding. This compares with income from continuing operations of $12.9 million, or $0.16 per diluted share, for the 2019 third quarter, based on a weighted average 82.9 million shares outstanding.

For the third quarter of 2020, MEDNAX reported Adjusted EPS from continuing operations of $0.37, compared to $0.38 for the third quarter of 2019. For these periods, Adjusted EPS from continuing operations is defined as diluted (loss) income from continuing operations per common and common equivalent share excluding non-cash amortization expense, stock-based compensation expense, transformational and restructuring related expenses and discrete tax items.

Operating Results from Continuing Operations – Nine Months Ended September 30, 2020

For the nine months ended September 30, 2020, MEDNAX generated revenue from continuing operations of $1.32 billion, effectively unchanged from the prior-year period. Adjusted EBITDA from continuing operations for the nine months ended September 30, 2020 was $161.6 million, compared to $187.0 million for the prior year. MEDNAX reported a loss from continuing operations of $14.1 million, or $0.17 per share, for the nine months ended September 30, 2020, based on a weighted average 83.3 million shares outstanding, which compares to income from continuing operations of $32.3 million, or $0.38 per share, based on a weighted average 84.3 million shares outstanding for the first nine months of 2019. For the nine months ended September 30, 2020, MEDNAX reported Adjusted EPS from continuing operations of $0.70, compared to $0.96 for the same period of 2019.

Financial Position and Cash Flow – Continuing Operations

MEDNAX had cash and cash equivalents of $294.5 million at September 30, 2020, compared to $132.2 million on June 30, 2020, and net accounts receivable were $267.1 million.

During the third quarter of 2020, MEDNAX generated cash from continuing operations of $127.1 million, compared to $56.7 million during the third quarter of 2019, primarily reflecting lower income tax payments in 2020.

At September 30, 2020, MEDNAX had no outstanding borrowings under its $1.2 billion revolving credit facility and had total debt outstanding of $1.75 billion, consisting solely of its senior notes, and net debt of $1.46 billion.

“Our cash inflows and reduced net debt demonstrate MEDNAX’s strong financial profile, especially given the challenges presented to the Company and all healthcare providers thus far in 2020,” said Marc Richards, Executive Vice President and Chief Financial Officer. “Including the anticipated proceeds from the sale of MEDNAX Radiology Solutions, we expect to be well positioned to reduce our total borrowings, support our practices internally, and fund our strategic growth in the future.”

Discontinued Operations

The results for MEDNAX Radiology Solutions, American Anesthesiology and MedData, the Company’s former management services organization, are presented as discontinued operations for the three and nine months ended September 30, 2020 and all prior periods as relevant.

During the third quarter of 2020, the Company reported a loss from discontinued operations of $38.4 million, which predominantly reflects a loss on the classification of MEDNAX Radiology Solutions as assets held for sale as of September 30, 2020.

Non-GAAP Measures

A reconciliation of Adjusted EBITDA from continuing operations and Adjusted EPS from continuing operations to the most directly comparable GAAP measures for the three and nine months ended September 30, 2020 and 2019 and Adjusted EBITDA for MEDNAX Radiology Solutions to the most directly comparable GAAP measure for the three months ended September 30, 2020 is provided in the financial tables of this press release.

Earnings Conference Call

MEDNAX, Inc. will host an investor conference call to discuss the quarterly results at 9 a.m., ET today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from 1:00 p.m. ET today through midnight ET November 19, 2020 by dialing 866.207.1041, access Code 6818509. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc. is a national health solutions partner comprised of the nation’s leading providers of physician services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives, consulting services, clinical research and telemedicine to enhance patient outcomes and provide high-quality, cost-effective care. The Company was founded in 1979, and today, through its affiliated professional corporations, MEDNAX provides services through a network of more than 3,000 physicians in all 50 states and Puerto Rico. Additional information is available at www.mednax.com.

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to the Company’s objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by the Company’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and the Company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in the Company’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well the Company’s current reports on Form 8-K, filed with the Securities and Exchange Commission, and include the impact of the COVID-19 outbreak on the Company and its financial condition and results of operations; the effects of economic conditions on the Company’s business; the effects of the Affordable Care Act and potential changes thereto or a repeal thereof; the Company’s relationships with government-sponsored or funded healthcare programs, including Medicare and Medicaid, and with managed care organizations and commercial health insurance payors; the Company’s ability to comply with the terms of its debt financing arrangements; the impact of the divestiture of the Company’s anesthesiology medical group; whether the Company will be able to complete the divestiture of its radiology medical group and the potential uses of proceeds thereof; the impact of management transitions; the timing and contribution of future acquisitions; the effects of share repurchases; and the effects of the Company’s transformation initiatives, including its reorientation on, and growth strategy for, its pediatrics and obstetrics business.

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MEDNAX, INC.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net revenue	$460,635	$454,913	$1,317,321	$1,321,159

Operating expenses:
Practice salaries and benefits	309,904	301,306	909,168	880,686
Practice supplies and other operating expenses	22,440	22,581	66,455	72,688
General and administrative expenses	66,346	63,284	194,276	185,318
Depreciation and amortization	7,195	6,408	20,749	18,830
Transformational and restructuring related expenses	34,291	12,766	60,846	32,025

Total operating expenses	440,176	406,345	1,251,494	1,189,547

Income from operations	20,459	48,568	65,827	131,612
Investment and other income	10,534	802	13,064	2,777
Interest expense	(27,250)	(29,909)	(83,180)	(91,271)
Equity in earnings of unconsolidated affiliate	282	786	1,081	1,753

Total non-operating expenses	(16,434)	(28,321)	(69,035)	(86,741)

Income (loss) from continuing operations before income taxes	4,025	20,247	(3,208)	44,871
Income tax provision	(6,677)	(7,360)	(10,859)	(12,590)

(Loss) income from continuing operations	(2,652)	12,887	(14,067)	32,281
Loss from discontinued operations, net of tax	(38,392)	(1,268,803)	(718,125)	(1,539,314)

Net loss	$(41,044)	$(1,255,916)	$(732,192)	$(1,507,033)

Per common and common equivalent share data (diluted):
(Loss) income from continuing operations	$(0.03)	$0.16	$(0.17)	$0.38

Loss from discontinued operations	$(0.46)	$(15.31)	$(8.62)	$(18.26)

Net loss	$(0.49)	$(15.15)	$(8.79)	$(17.88)

Weighted average diluted shares outstanding	83,862	82,883	83,260	84,302

MEDNAX, Inc.

Reconciliation of (Loss) Income from Continuing Operations

to Adjusted EBITDA from Continuing Operations

(in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
(Loss) income from continuing operations	$(2,652)	$12,887	$(14,067)	$32,281
Interest expense	27,250	29,909	83,180	91,271
Income tax provision	6,677	7,360	10,859	12,590
Depreciation and amortization	7,195	6,408	20,749	18,830
Transformational and restructuring related expenses	34,291	12,766	60,846	32,025

Adjusted EBITDA from continuing operations	$72,761	$69,330	$161,567	$186,997

MEDNAX, Inc.

Reconciliation of Diluted (Loss) Income from Continuing Operations per Share to Adjusted Income from Continuing Operations per Diluted Share (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2020		2019
Weighted average diluted shares outstanding	83,862		82,883
(Loss) income from continuing operations and diluted (loss) income from continuing operations per share	$(2,652)	$(0.03)	$12,887	$0.16
Adjustments (1):
Amortization (net of tax of $601 and $444)	1,802	0.02	1,333	0.02
Stock-based compensation (net of tax of $1,132 and $1,902)	3,398	0.04	5,706	0.07
Transformational and restructuring related expenses (net of tax of $8,573 and $3,191)	25,718	0.31	9,575	0.12
Net impact from discrete tax events	2,905	0.03	1,784	0.01

Adjusted income and diluted EPS from continuing operations	$31,171	$0.37	$31,285	$0.38

(1)	Our blended statutory tax rate of 25% was used to calculate the tax effects of the adjustments for the three months ended September 30, 2020 and 2019.

	Nine Months Ended September 30,
	2020		2019
Weighted average diluted shares outstanding	83,260		84,302
(Loss) income from continuing operations and diluted (loss) income from continuing operations per share	$(14,067)	$(0.17)	$32,281	$0.38
Adjustments (1):
Amortization (net of tax of $1,632 and $1,289)	4,896	0.06	3,867	0.05
Stock-based compensation (net of tax of $4,550 and $6,893)	13,652	0.16	20,672	0.25
Transformational and restructuring related expenses (net of tax of $15,211 and $8,006)	45,635	0.55	24,019	0.28
Net impact from discrete tax events	7,849	0.10	(5)	—

Adjusted income and diluted EPS from continuing operations	$57,965	$0.70	$80,834	$0.96

(1)	Our blended statutory tax rate of 25% was used to calculate the tax effects of the adjustments for the nine months ended September 30, 2020 and 2019.

MEDNAX, INC. Balance Sheet Highlights (in thousands)
(Unaudited)
	As of	As of
	September 30, 2020	December 31, 2019
Assets:
Cash and cash equivalents	$294,512	$107,870
Investments	81,574	74,510
Accounts receivable, net	267,125	434,266
Other current assets	56,401	28,945
Intangible assets, net	27,665	28,587
Operating lease right-of-use assets	58,993	56,413
Goodwill, other assets, property and equipment	1,687,008	1,687,814
Assets held for sale	951,548	1,727,496

Total assets	$3,424,826	$4,145,901

Liabilities and shareholders’ equity:
Accounts payable and accrued expenses	$388,517	$410,637
Total debt, net	1,744,703	1,730,238
Operating lease liabilities	58,915	62,897
Other liabilities	348,973	290,240
Liabilities held for sale	78,712	152,893

Total liabilities	2,619,820	2,646,905
Total equity	805,006	1,498,996

Total liabilities and equity	$3,424,826	$4,145,901